UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2011

WUHAN GENERAL GROUP (CHINA), INC.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2011, Wuhan General Group (China), Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company did not meet the minimum bid price requirement for continued listing set forth in Listing Rule 5550(a)(2).  The notification of noncompliance had no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a grace period of 180 calendar days, until November 14, 2011, to regain compliance with the minimum bid price requirement.  The Company did not regain compliance by November 14, 2011. On November 15, 2011, Nasdaq granted the Company an additional extension of 180 calendar days, until May 11, 2012, to meet the minimum bid price requirement.

To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day grace period.  In connection with the additional extension, the Company provided notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

If the Company fails to regain compliance within the grace period permitted by Nasdaq, the Company’s common stock will be subject to delisting by Nasdaq.  The Company will consider available options to resolve the noncompliance with the minimum bid price requirement.  However, there can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or other Nasdaq listing criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wuhan General Group (China), Inc.

Date: November 17, 2011

By:	/s/ Philip Lo
Name: Philip Lo
Title: Chief Financial Officer